INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

NUMBER ####

SHARES ####

The trū Shrimp Companies, Inc.

(See reverse side for provisions respecting the transfer of this certificate)

This Certifies that XXXXXXXXXXXXX--

is the owner and registered holder of XXXXXXXXXXXXXXXX (####)---

fully paid and non-assessable shares of Series X Preferred Stock of The trū Shrimp Companies, Inc., $0.001 par value per share, transferable only on the books of the corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.
IN WITNESS WHEREOF, the said corporation has caused this certificate to be signed by its duly authorized officers this ______ day of __________, 20____.

____
Michael B. Ziebell
Chief Executive Officer

NO SEAL